[Sadia]

Sao Paulo, October 11th, 2002

Citibank, N.A.

c/o Mr. João Miranda, Corporate Vice President

Mr. Victor Simão, Depositary Receipts Department

Dear Sirs:

We refer to the Deposit Agreement by and among Sadia S.A., as Issuer, Citibank, N.A. as Depositary, and the holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, dated as of March 9, 2001 (the “Deposit Agreement”).  Capitalized terms used herein shall have the meanings assigned thereto in the Deposit Agreement.

1.

This letter serves as written notice pursuant to the Deposit Agreement of the removal of Citibank, N.A. as depositary under the Deposit Agreement and the appointment of Bank of New York as successor depositary.  Such removal and appointment shall be effective upon the Registration Statement on Form F-6 (to be filed in respect of the appointment of Bank of New York as successor depositary) being declared effective by the Securities and Exchange Commission and the formal acceptance of such appointment by Bank of New York.  As contemplated by the Deposit Agreement, the Company instructs Citibank to (i) transfer to Bank of New York, upon the effectiveness of the removal, all right, title and interest in the Deposited Securities (as defined in the Deposit Agreement), (ii) deliver to Bank of New York a list of all ADR holders on the books of Citibank, N.A. (in a format acceptable to Bank of New York), (iii) deliver to Bank of New York such other books and records pertaining to our ADR program as Bank of New York may request and (iv) cooperate with Bank of New York in its assumption of administration of our ADR program.  Bank of New York will contact you within the next few days in order to assure a seamless transition for the benefit of all involved, especially the Holders.

2.

By the execution and delivery to us of a copy of this letter, Citibank, N.A. confirms that no sums are due to it in respect of the establishment of the American Depositary Receipt program of the Issuer or in performance of Citibank, N.A.’s duties under the Deposit Agreement and no claim for any such amount shall be made, now or in the future.

3.

We shall also name as substitute Custodian such institution as The Bank of New York shall advise us in writing, and we shall cause the replaced Custodian to deliver the Deposited Securities held by it, together with all such records maintained by it as Custodian with respect to the Deposited Securities as the substitute Custodian may request, to the newly designated Custodian.

Very truly yours,

SADIA S.A.

By: /s/ LUIZ GONZAGA MURAT JUNIOR

    Name: Luiz Gonzaga Murat Junior

    Title: Finance Director

Agreed and accepted:

Citibank, N.A.

By: /s/                    .

Name:

Title: Vice President

The Bank of New York

By: /s/ HERNAN RODRIGUEZ

Name: Hernan Rodriguez